Exhibit 10.8

Schedule of Board Fees

The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2007:

Annual Director Retainer:	$10,000
Annual Audit Committee Chairman Retainer:	$12,000
Annual Lead Director Retainer:	$11,000
Board Meeting Fee:	$800	per meeting
Committee Meeting Fee:	$650	per meeting